EXHIBIT 99.2

DUOS TECHNOLOGIES GROUP, INC. FQ2 2021 EARNINGS CALL | AUG 12, 2021

Presentation

Operator

Good afternoon. Welcome to Duos Technologies Second Quarter 2021 Earnings Conference Call. Joining us for today's call are Duos' CEO, Chuck Ferry; and CFO, Adrian Goldfarb. [Operator Instructions] Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now, I would like to turn the call over to Duos' CEO, Chuck Ferry. Sir, please proceed.

Charles Parker Ferry
CEO & Director

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the second quarter of 2021 as well as other operational highlights. A copy of the press release is available on the Investor Relations section of our website. I encourage all of our listeners to view that release as well as our forthcoming 10-Q filing with the SEC to better understand some of the details we'll be discussing during our call.

Now let's get started. During the second quarter, we made continued progress in our ongoing transition becoming a profitable, high-growth and self-sustained business. That said, we did encounter some challenges in the form of short-term industry and operational headwinds. Within procurement, we are experiencing delays in receiving necessary components for our railcar inspection portals, including advanced cameras and high-speed servers, which are critical to our inspection portals. In response, we are taking certain steps to mitigate some of these issues such as obtaining long lead items in advance of formal notice to proceed in order to reduce the overall deployment time for technology systems.

Additionally, within our artificial intelligence business, we've made some staffing changes to our internal team to meet the demand for a more comprehensive algorithm development, which has slowed deployment times, but in the long term, we'll deploy the more advanced systems, which will be necessary to support our revenue growth.

To be clear, these challenges have impacted our financial results during the period, but are not expected to affect our long-term growth plans. We are continuing to make further investments in both infrastructure and support to reinforce our ability to meet the order flow, we're anticipating over the next few quarters and beyond. We are actively expanding our rail pipeline and have made encouraging progress in getting key contracts closer to the finish line, which we expect to materialize in the second half of the year. We are also continuing to move forward with product upgrades. We advanced testing protocols, enhanced internal communications, quality personnel onboarding and improved internal financial reporting and forecasting results.

Today marks nearly 12 months since I initially came on board in September of 2020. A lot has changed in that time. And we have a lot of things about which we can be proud, but there's still much work still to be done. Not every quarter is going to be smooth, but we remain confident that over the long term, we are on the right path.

Now before I provide further updates, I'd like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter. Adrian?

Adrian G. Goldfarb
Chief Financial Officer

Thank you, Chuck. My comments today will be broadly focused on our results for the second quarter and 6 months ended June 30, 2021. I want to remind everyone of our income statement presentation changes that we implemented at the beginning of the year. As we did in Q1, we will be presenting 2 components to revenue. Technology Systems, which caused revenue from turnkey engineered systems, such as our railcar inspection pool and Services and Consulting, which primarily records recurring revenues from maintenance and support business plus any consulting services that are undertaken. Further, we now record all costs of delivering those revenues, including all of the staffing related to those operations in production mode of associated overhead.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2021 EARNINGS CALL | AUG 12, 2021

Now we are taking some time to revamp the AI algorithms and our overall product portfolio. Our average revenue for installation is now higher as the result of meeting the demand from our customers for increased function and capabilities and will have a positive effect on revenue going forward.

Now turning to the numbers. Total revenue for the second quarter decreased 67% to $649,000, compared to $1.98 million in the equivalent quarter in 2020. This was the aggregate of about $100,000 for Technology Systems and $548,000 in recurring revenue services. Although the decrease in total revenue was the result of a delay in receiving notices to proceed for anticipated new contracts earlier in the year, our Services business increased by over 40%, and that trend is expected to continue.

Total revenue for the 6 months ended June 30, 2021, increased 6% to $2.8 million from $2.97 million in the same period last year. The small decrease in total revenue, compared to the equivalent period in 2020, is similar to the slowdown in overall business bookings during the first 6 months of 2020, and this is due to the resurgence of COVID-19 and macroeconomic headwinds causing delays in executing new contracts, procuring components and travel restrictions. There was an increase in Services and Consulting revenues as a result of new contracts, which are mostly recurring in nature and is a positive trend.

Due to the pandemic and other macroeconomic effects, such as the current computer chip shortage, which is extending deadlines for shipment of key components used in our Technology Systems, there are uncertainties that can impact our operations. As a result, certain installations may produce revenues towards the end of the year, some of which may ultimately be recorded in 2022.

Cost of revenues for the second quarter increased 22% to $2.19 million, compared to $1.79 million in the same period last year. Cost of revenues increased for Technology Systems, which comprised of equipment, labor and overhead necessary to support the implementation of new systems, and support and maintenance of existing systems. Cost of revenues of Technology Systems decreased during the period, compared to the equivalent period in 2020, but by a smaller amount than the decrease in revenues. There was also a significant increase in costs related to the R&D and first deployment of a new undercarriage technology. Costs are expected to be much lower going forward as a percentage of the overall system price.

Cost of revenues for the 6 months ended June 30, 2021, increased 43% to $4.92 million from $3.44 million in the same period last year. The increase was driven by increased cost of deployment related to certain installations where new technologies were being deployed for the first time. Costs for Services and Consulting increased at a proportionate rate to the increase in revenues. This trend is expected to reverse in the next 6 months as certain economies of scale become evident in the second half of 2021. Overhead more than doubled for the period, reflecting higher costs for staffing, current and anticipated projects, although this rate of increase is expected to flatten in the next reporting period and for the year 2021.

Gross margin for the second quarter totaled a negative $1.54 million, compared to $187,000 in the same period last year. The decrease in gross margin was driven by a decrease in recorded revenues. As noted previously, the decrease in total revenues is due primarily to a pause in new installations in the Technology Systems part of the business. We are actively revamping operations to support an anticipated increase in the number of new systems going forward. The result in additional cost of revenues, while somewhat offset by decreases in SG&A expenses, is not yet covered by a comparable increase in revenues as of the second quarter of 2021.

Gross margin for the 6 months ended June 30, 2021, decreased to a negative $2.11 million from a negative $468,000 in the same period last year. The decrease in gross margin was mainly the result of lower revenues during the 6-month period and the proportion of costs allocated to projects being higher as a percentage against lower revenues. We anticipate an improvement in the overall gross margin for the full year reporting in 2021, with much of those improvements coming in the second half of the year.

Turning to our costs. Operating expenses for the second quarter decreased 13% to $1.41 million from $1.61 million in the same period last year. The decrease in operating expenses was driven by decreases in administration, and research and development expenses, offset by increases in sales and marketing. Operating expenses for the 6 months ended June 30, 2021, decreased 13% to $2.64 million from $3.05 million in the same period last year. The decrease in operating expenses can be attributed to decreases in administration costs, and research and development expenses, slightly offset by an increase in sales and marketing. We have taken actions to reduce certain expenses to align spending with the current slowdown in revenues due to delays in execution of existing projects.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2021 EARNINGS CALL | AUG 12, 2021

We recorded a net loss in Q2 of $2.95 million or $0.83 per share, compared to a net loss of $1.47 million or $0.42 loss per share in the equivalent quarter in 2020. The increase in net loss was primarily attributable to the decrease in total revenue noted previously. Net loss for the 6 months ended June 30, 2021, totaled $3.36 million or $0.95 loss per share, compared to a net loss of $3.61 million or $1.16 loss per share in the same period a year ago. The improvement in the net loss was primarily attributable to the impact of the CARES Act PPP loan forgiveness and the effect of lower operating expenses during the 2021 6-month period compared to the prior year.

Let's now discuss the balance sheet. We ended the quarter with approximately $4.82 million in cash and cash equivalents, compared with $3.97 million on December 31, 2020. At the present time, we have at least 9 months of operating cash flow without recording any anticipated new business. We may close certain business during that period, where it will be prudent to raise additional working capital due to the potential size of the project, although we have no plans to do so at this time. We have a current S3 registration statement giving us the ability to raise capital in tranches of between $3 million and $5 million, if necessary, although there is no current expectation that this will be necessary as working capital in the next 12 months, due to the anticipated closing of several pending orders within the rail business.

I'd now like to provide an update on our financial projections before turning the call back over to Chuck. For the fiscal year ending December 31, 2021, the company had previously guided total revenues to be approximately $18 million. The company's guidance was based on contracts and backlog and near-term pending orders that were already performing or were scheduled to be executed by the fourth quarter of 2021. Due to certain macroeconomic effects, including the resurgent COVID-19 Delta variant as well as global supply chain issues, the company is experiencing much longer lead times for contracts to be awarded, and the associated notices to proceed, which would signal the start of the procurement and deployment process.

With procurement, the company has experienced delays in receiving necessary components including advanced cameras and high-powered servers, which are critical components to its inspection portals. The company is taking certain steps to mitigate some of these issues, such as procuring long-lead items in advance of formal notices to proceed, in order to reduce the overall deployment time for Technology Systems.

Accordingly, the company is revising its revenue guidance where the previously forecasted $18 million in revenues will be achieved by the end of the second quarter of 2022. For fiscal year 2021, uncertainty remains as to when, due to the issues described above, certain revenues can be booked in accordance with the ASC606 revenue recognition policy. At this time, the company expects to record between $8 million and $9 million of revenue for the current fiscal year, based on the current situation as currently understood. Management also expects its operations to achieve breakeven in the last quarter of 2021 with an improved cash liquidity position by year-end based on anticipated orders.

Although uncertainties continue in the macroeconomic climate, management believes that 2022 will yield a much stronger financial performance for revenue and be profitable for the fiscal year.

That concludes my financial commentary. I'll now pass the call over to Chuck.

Charles Parker Ferry
CEO & Director

Thanks, Adrian. For the remainder of my remarks today, I'd like to provide an update on our strategy and the progress we're making within our 2021 operating plan. I will then provide a brief update on our outlook, before turning it over to questions. As a reminder, our plan encompasses operational, commercial, financial and personnel specific areas.

Beginning with operations. Over the last several months, collaboration between our technical, commercial and financial teams has improved significantly. As a result, we've been able to drive a more accurate basis of estimates, improve procurement and better pricing, as Adrian noted earlier. We can make further improvements to synchronize hardware, software, IT, artificial intelligence and project management, which we'll be focused on going forward. We are committed to achieving operational and technical excellence to earn customer satisfaction, which will improve new deal closure rates. As I alluded to in my opening remarks, within our artificial intelligence business, we've had to make some difficult choices, namely an extensive staffing overhaul for our internal team to meet the demand for more comprehensive algorithm development. This turnover has slowed deployment times in the near term, but is strongly supported by our existing customers for long term.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2021 EARNINGS CALL | AUG 12, 2021

I've asked our Chief Operating Officer, Ben Eiser, with quarterbacking this artificial intelligence effort to ensure a successful outcome. As mentioned on our last call, we are in the process of consolidating our operations and bringing all teams into a single location. We've recently signed a new lease for an office near our existing headquarters, and we'll move into our new building by the end of October. Of note, the terms are structured so that there will be no additional cash expense through the beginning of 2023. In addition to creating a more collaborative working environment, the new facility will have sufficient space for the company's anticipated expansion over the next 12 months.

Moving to commercial updates. The addition of our new Chief Commercial Officer several months ago has allowed our organization to improve its focus and leadership. Scott Carns has done a terrific job here. I am also personally spending with 70% or more of my time in this area, reviewing all proposals, contracts and strategies. Along with Board member, Ed Harris, we have collectively made good engagements into several Class IC suites as well as the federal rail administration. We are focused on materializing this work in a signed contracts over the next 12 months. To be clear, these conversations are in addition to the conversations we are already having with current customers on expansions and new deployments.

During the quarter, we received an initial order for an expansion to a multisite rip system. New order is for 2 sites and is expected to be installed later this year. In Q2, we also received an order for Automated Pantograph Inspection System, or apis, to be installed in a transit system based in Canada. Installation is expected to be completed in early 2022. The passenger transportation space is another growth of area for Duos, and we're actively in discussions with other potential customers for our solutions.

Moving to personnel. As of today, I can firmly say that the quality of our overall workforce is much improved. While our total headcount is largely the same over the past 6 months, through restructuring, we've improved the quality of our staff at a slightly higher run rate. The major restructuring is done, but some minor adjustments are still needed. On a general level, overall morale and culture has improved. Employees are comfortable bringing issues and new ideas and managers, and the commitment level to quality work is very high. We have been successful in recruiting talent based on word of mouth and relationships as well. As the adage goes, A players bring other A players.

Last month, we also appointed a new independent board member, Craig Nixon. Craig's election was approved at the company's Annual Shareholder Meeting in July. As a bit of background, Craig is a retired high-ranking military officer with extensive recent experience in technology consulting with several prominent Silicon Valley companies. The Board believes Craig's extensive military and management experience and familiarity with the technology industries make him ideally suited to help lead Duos towards excellence in operations and strategic planning. We're looking forward to benefiting from his unique insights, as we improve our technology and processing.

Finishing on our financial segment, we are continuing to improve our processes, operating with greater communication and reporting frequency. We continue to put greater emphasis on bid financials. Bids are now more comprehensive with multiple reviews and detailed financial analysis. We've also made some changes to our pricing, as Adrian commented on earlier. This is to ensure we are delivering all of the required functionalities demanded by our customers, but that we remain competitive and can ultimately achieve profitability on an ongoing basis. Although our prices are higher, our customers recognize the advanced nature of our systems, and the overall higher quality that we are delivering. This supports our internal efforts to make investments in technology enhancements to support current operations and the future growth of our business.

As Adrian stated earlier, we have revised our financial guidance for the fiscal year 2021, although longer term, we are more -- we are comfortable getting the strategic financial targets that I set when I joined the company a year ago. Looking ahead, we're continuing along the path I laid out several months ago and making necessary updates along the way. Our goal remains to become the rail industry standard for automated mechanical car inspection utilizing artificial intelligence. Furthermore with recent proposed legislation to invest in rail infrastructure, we believe the long-term tailwinds supporting automated railcar inspection to be strong. We will continue to monitor how the proposed infrastructure bill will impact changes to our industry and the federal rail administration. While with macroeconomic environment and other influencing factors have presented challenges in the near term, we remain confident in the long-term plan we've laid out to become a self-sustaining, high-growth business in the years ahead.
And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2021 EARNINGS CALL | AUG 12, 2021

Question and Answer

Operator

[Operator Instructions] Our first question is from the line of [Bruce Boyd], a private investor.

Unknown Attendee

I was wondering if you could give us a little bit of background on the Amtrak contract that you talked about in the last conference call and any new milestones or things that you're doing to drive revenue vis-a-vis that specific contract.

Charles Parker Ferry
CEO & Director

Bruce, thanks for the question. Yes, I mean we are still working closely with Amtrak. They had asked us for some additional information. We've been providing that. There are several other vendors as well that are involved in that. And at this point right now, we've been asked to remain quiet about this from the Amtrak customer. And so we anticipate making progress on that contract here in the next few weeks and months to come. And when we're allowed to have a more detailed conversation about it from the customer, we will absolutely do that.

Operator

Our next question is from the line of Priyanka Mahajan with ThinkEquity.

Priyanka Mahajan

Please describe the new undercarriage technology?

Charles Parker Ferry
CEO & Director

Sure. Priyanka, it's good to hear from you. Yes, our new undercarriage technology, as everybody knows that it follows us, we have a -- we've been offering a vehicle undercarriage examiner, and we've had that system at some time. It's a system that basically has 3 cameras that look basically directly perpendicular up into the bottom of a particular railcar. Recently, we deployed a system called oblique vehicle undercarriage examiner or obliquevue when you see some short videos of what that system looks like on our website. But basically, it was developed earlier this year in about 90- to 120-day engineering sprint and then deployed up into 1 of our Class I customers. This new device uses a series of 10 cameras looking at now multiple oblique viewpoints and now can see an additional 25 individual inspection points up underneath the railcar.

So this device now has been in production and in operation with one of our platform railcars for rail customers for probably now almost 6 months. We've had terrific success with it. It's got higher resolution cameras on it. And we're currently in the process of using the data that's coming off those cameras now to inspect railcars, but we're also employing artificial intelligence algorithms in conjunction with that device.

Operator

[Operator Instructions] There are no further questions at this time. This concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for his closing remarks.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2021 EARNINGS CALL | AUG 12, 2021

Charles Parker Ferry
CEO & Director

Thank you, operator, and thank you, everyone, especially our shareholders that joined us on today's call. Have a good evening.

Operator

Before we conclude today's call, I would like to provide you the safe harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duo's filings with the SEC.

Thank you for joining us today for Duos Technologies Group's 2021 Second Quarter Conference Call. You may now disconnect.